Exhibit 99.1

NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) Announces Advance of $5 Million Milestone Payment from Partners Alvogen, Inc. and Lotus Pharmaceutical Co. Ltd. (1975.TW)

•	Companies continue to work collaboratively to advance NRX-101 through registrational trials

•	NRx remains eligible for an additional $324 million in development and sales milestones, as well as tiered double-digit royalties upon approval and commercialization of NRX-101.

•	Payment materially extends the Company’s cash runway

RADNOR, Pa., Feb. 12, 2024 /PRNewswire/ -- NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”, the “Company”), a clinical-stage biopharmaceutical company, today announced the advance of the first $5 million milestone payment based on the Company’s partnership agreement with Alvogen, Inc. and Lotus Pharmaceutical Co. Ltd. (1975.TW).

Under the terms of the updated agreement, the Company will immediately receive $5 million of the first milestone, which NRx will use to fund development of NRX-101 through the phase 2 meeting with FDA. As compensation for advancing the milestone, Alvogen and Lotus will receive 4.1 million warrants to purchase the Company’s common stock, at a strike price of $0.40 with a three (3) year term. The second portion of the milestone will be $4 million and, as before, be triggered by a positive response to the Company’s planned end of phase 2 meeting with FDA.

NRx then remains eligible to receive up to $320 million in future development and sales milestones, as well as royalty payments escalating to mid-teen percentages on Net Sales, subject to achievement of certain sales volumes. Additionally, Alvogen and Lotus will be responsible for future development and commercialization costs for NRX-101 in treatment of bipolar depression with suicidality.

“In a market environment where biotech companies have been increasingly challenged to fund clinical development, we appreciate the confidence of partners that share our view that NMDA-antagonist drugs potentially represent a new and potent class of medicines to treat bipolar depression with suicidality. Over the past six months, NRx, Lotus, and Alvogen have formed a close working relationship and we share a joint commitment to bringing this potentially life-saving drug to patients.” said Stephen Willard, Chief Executive Officer of NRx Pharmaceuticals.

Additional information can be found on the Company website’s Investor Relations page Investor Q&A.

About NRx Pharmaceuticals

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal bipolar depression, chronic pain and PTSD. The Company is developing NRX-101, an FDA-designated investigational Breakthrough Therapy for suicidal treatment-resistant bipolar depression and chronic pain. NRx has partnered with Alvogen and Lotus around the development and marketing of NRX-101 for the treatment of suicidal bipolar depression. NRX-101 additionally has potential to act as a non-opioid treatment for chronic pain, as well as a treatment for complicated UTI.

NRx has recently announced plans to submit a New Drug Application for NRX-100 (IV ketamine) in the treatment of suicidal depression, based on results of well-controlled clinical trials conducted under the auspices of the US National Institutes of Health and newly obtained data from French health authorities, licensed under a data sharing agreement. NRx was awarded Fast Track Designation for development of ketamine (NRX-100) by the US FDA as part of a protocol to treat patients with acute suicidality.

Cautionary Note Regarding Forward-Looking Statements

This announcement of NRx Pharmaceuticals, Inc. includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company’s strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company’s management.

The Company assumes no obligation to revise any forward-looking statement, whether as a result of new information, future events or otherwise. Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

For further information: Jeremy Feffer, LifeSci Advisors, Inc., jfeffer@lifesciadvisors.com, Matthew Duffy, Chief Business Officer, mduffy@nrxpharma.com